CERTIFICATE OF AMENDMENT AND RESTATEMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                           ACCUIMAGE DIAGNOSTICS CORP.
                              a Nevada corporation


     The undersigned, being the President and Secretary of AccuImage Diagnostics Corp., a Nevada corporation (hereinafter referred to as the "Corporation"), having been authorized to execute these Amended and Restated Articles of Incorporation, hereby certifies to the Secretary of State of the State of Nevada that:

     FIRST: The Corporation desires to amend and restate its Articles of Incorporation as currently in effect as hereinafter provided.

     SECOND: The provisions set forth in these Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto. These Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended to the date hereof.

     THIRD: The Board of Directors duly adopted and declared the advisability of the Amended and Restated Articles of Incorporation at a meeting duly convened, held on 5th day of December, 2000.

     FOURTH: The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 10,981,534; that the said changes and amendment have been consented to and approved by a majority vote of the shareholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     FIFTH: The Articles of Incorporation of the Corporation, as amended and restated, are set forth on Exhibit A attached hereto.

     We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

     Date: February 12, 2001
                                                /s/  Leon Kaufman
                                             -----------------------------
                                              Leon Kaufman, President


                                                /s/ Michael Berghofer
                                              -----------------------------
                                               Michael Berghofer, Secretary


                                    EXHIBIT A


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           ACCUIMAGE DIAGNOSTICS CORP.


                                   ARTICLE I.

     The name of the corporation shall be AccuImage  Diagnostics  Corp.

                                  ARTICLE II.

     The purpose for which this corporation is organized is to engage in any lawful activity, both within and outside of the State of Nevada.

                                  ARTICLE III.

     The corporation is authorized to issue two classes of shares which shall be designated Common Stock and Preferred Stock, respectively. The total number of shares of Common Stock the corporation is authorized to issue is Fifty Million shares, whose par value shall be one-tenth cent each. The total number of shares of Preferred Stock the corporation is authorized to issue is Ten Million shares, whose par value shall also be one-tenth cent each. Preferred Stock may be issued from time to time in one or more series, and the board of directors of the corporation is hereby authorized to determine the designation of any such series, to fix the number of shares of any such series, and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. The board of directors is also authorized, within the limits and restrictions stated in any resolution or resolutions of the board originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issuance of shares of that series.

     The holders of the Common Stock shall always be entitled to one vote per share of Common Stock in the election of directors and upon each other matter coming before any vote of shareholders.

                                  ARTICLE IV.

     The members of the governing board of this corporation shall be styled as directors. The directors are hereby granted the authority to do any act on behalf of the corporation as may be allowed by law. The directors need not be shareholders of the corporation nor residents of the State of Nevada. Each director shall be elected annually. Each director shall serve until his successor is duly elected and assumes the position as such director or until he resigns or is lawfully removed. Provided that the corporation has at least one director, the number of directors may at any time or times be increased or decreased as provided in the bylaws.

                                   ARTICLE V.

                This corporation shall have perpetual existence.

                                  ARTICLE VI.

     The personal liability of the directors or officers of the corporation for monetary damages for any breach or alleged breach of fiduciary or professional duty acting in such capacity shall be eliminated to the fullest extent permissible under Nevada law.

                                  ARTICLE VII.

     The corporation is authorized to provide indemnification of its directors, officers, employees and agents to the fullest extent permissible under Nevada law.

                                 ARTICLE VIII.

     The provisions of Sections 78.378 to 78.3793 and Sections 78.441 to 78.444 Nevada Revised Statutes do not apply to this corporation.